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                                                         EXHIBIT 99.1

       SAFE TECHNOLOGIES ISSUES AN ADDITION TO
         MANAGEMENT REPORT TO SHAREHOLDERS



Palm Beach, FL.  April 19, 2000   -  Safe Technologies
International, Inc., (OTC: Bulletin Board: SFAD) issued a statement, today.

Brad Tolley, V.P. of Investor Relations said "We know
that our Shareholders are wanting information, but, it
is has not been possible, to reply one on one.   Thus,
we are reporting, to Shareholders, simultaneously, regarding their recent, two, most frequently asked questions."

"As to Shareholders questions regarding SFAD stock price, Management understands the importance of the stock price, but a Company does not control the stock's movement.
Currently, we are caught in the gyrations of a volatile market, along with other public companies. We are not happy about this condition; we have to manage expectations of acquisition candidates, investors, marketing partners, employees, etc., with a changing value of the Company from day to day.

As to Shareholders wanting information, regarding the
February 10th PR Release's comment about 'planned
growth', Management is unable to provide any definitive
information, at this time.   We had expected to be able
to conclude negotiations much faster. However, with that said, negotiations are ongoing."

Mr. Tolley concluded by saying "What Management is doing, concurrently, is concentrating on building the Company.
Shareholders will have reviewed the recent 10KSB filing, and will see that Revenues for 1999 were increased by 98%
 over 1998. Cash losses were minimal for 1999; the Company's debt is very insignificant, due to a principal shareholder's private funding and our wholly owned
Subsidiaries' tight control of their expenses. We are very positive and feel that SFAD is prime for growth and increased Shareholder value over the long term."


SOURCE:    Safe Technologies International, Inc.,(SFAD)
CONTACT:   Brad Tolley VP Investor Relations
TEL:       561-832-2700
EMAIL:     investor.relations@safetechnologies.com
HTTP://    www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, unproven market for SFAD's products and services as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended December 31, 1999.